Exhibit 21.1

Subsidiaries of the Registrant

Entity name	Jurisdiction of organization

Centogene Shared Services GmbH	Germany

Centogene IP GmbH	Germany

Centogene FZ-LLC	United Arab Emirates

Centogene US, LLC	Delaware

Centogene GmbH	Germany

LPC GmbH	Germany

Centogene India Pvt. Ltd.	India